SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): May 6, 2013

ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation) Lilly Corporate Center Indianapolis, Indiana (Address of Principal Executive Offices)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.) 46285 (Zip Code)

Registrant's telephone number, including area code: (317) 276-2000

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (c)

On May 6, 2013, Eli Lilly and Company (the "Company") issued a press release announcing that John Lechleiter, Ph.D., the Company's chairman, president, and chief executive officer, will be taking a temporary medical leave of absence effective May 13, 2013, to undergo a scheduled surgery for a dilated aorta. Dr. Lechleiter is expected to make a full recovery and return to his duties later this summer. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

In accordance with the Company's bylaws, during Dr. Lechleiter's absence, Derica W. Rice, executive vice president, Global Services and chief financial officer, will assume the acting role of chief executive officer, and Ellen R. Marram, the board's current lead independent director, will serve as acting chairperson.

Mr. Rice, 48, has more than 22 years of service with the Company, and has served as chief financial officer for the company since 2006. Further information about Mr. Rice's business experience is available in Exhibit 99.1. There is no agreement or understanding between Mr. Rice and any other person pursuant to which Mr. Rice has assumed Dr. Lechleiter's responsibilities. Mr. Rice is not a party to any transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any family relationships between Mr. Rice and any director or executive officer of the Company that would require disclosure under Section 401(d) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.     Description of Document
99.1    Press Release dated May 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ELI LILLY AND COMPANY
(Registrant)

By:    _/s/ James B. Lootens_
Name:    James B. Lootens
Title:     Secretary and Deputy
General Counsel

Dated: May 6, 2013

EXHIBIT INDEX

Exhibit No.     Description of Document
99.1    Press Release dated May 6, 2013